Exhibit 5.1

[Morrison & Foerster LLP Letterhead]

December 18, 2009

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shares, CA 94065

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Saba Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about December 18, 2009 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 261,693 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which are reserved for issuance pursuant to the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (the “Plan”). As counsel to the Company, we have examined the proceedings taken or to be taken by the Company in connection with the reservation and registration of the Shares. For purposes of the opinion rendered below, we have assumed that in connection with the issuance of Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

It is our opinion that the Shares which may be issued and sold by the Company pursuant to the Plan, when issued and sold in accordance with the Registration Statement and the related prospectuses, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, any prospectus contained therein, and any amendments or supplements thereto.

Very truly yours,

/s/ MORRISON & FOERSTER LLP